Exhibit 99.1



                          Microvision Announces Fourth
              Quarter/Fiscal Year 2006 Results and Goals for 2007

    Microvision Completes Its 2006 Turnaround, Sets Foundation for
                            Growth in 2007


    REDMOND, Wash.--(BUSINESS WIRE)--March 13, 2007--Microvision, Inc. (NASDAQ:MVIS), a global leader in light scanning technologies, today reported operating and financial results for the fourth quarter and fiscal year of 2006 and announced its operating goals for 2007.

    Operating Results

    "In 2006, we completed a successful turnaround of Microvision as we reinvented the Company around the primary goal of accelerating the path to market for high volume consumer and automotive products while lowering operating costs," said President and CEO Alexander Tokman.

    "Signing two strategic development agreements with major high volume manufacturing partners and the rapid advancement of the Integrated Photonics Module (IPM(TM)) roadmap during the fourth quarter of 2006 continued our strong operational momentum started in the second half of 2006.

    "Throughout the year, we attained most of the significant objectives established and communicated earlier in the year, including:



-- Completing the definition and implementation of a new business strategy centered around our proprietary IPM platform;

-- Restructuring and realignment of the Company to improve focus, execution and reduce operating costs;

-- Building a new senior management team;

-- Reconstituting the Board of Directors;

-- Simplifying the Company's capital structure and completing a significant financing; and

-- Setting new standards for strategic planning, execution and accountability.


    "Our most notable achievement for 2006 was the product definition, accelerated design and commercial development of the IPM(TM), a tiny display engine suitable for a variety of OEM products targeted at high volume consumer and automotive applications. Our rapid progress towards this new goal was validated in early January 2007 when we received significant attention from global OEMs, as well as extensive industry and media coverage at the Consumer Electronics Show in Las Vegas where we demonstrated PicoP(TM), an ultra-thin, miniature full-color projection display small enough to be embedded in portable hand-held devices such as mobile phones. This advanced miniature projector prototype was developed in collaboration with a high volume manufacturing partner to better position us to meet the potential worldwide demand by mobile users for a large screen viewing experience inside a thin sleek portable package," continued Tokman.

    Potential applications for the IPM platform include tiny projection displays embedded inside cell phones or other mobile devices; ultra-miniature projection displays used as accessories to personal media players, personal gaming devices, laptops, DVD players and other video output devices; personal color eyewear; and head-up and other displays for automobiles and airplanes.

    Other significant accomplishments for 2006 include:



-- Entered into an agreement with Visteon, a major global Tier 1 automotive supplier, to develop a commercial scanned-beam head-up display (HUD) product for automotive applications;

-- General Dynamics C4 Systems awarding Microvision a $5.95 million contract to develop and deliver full-color, daylight readable, see-through helmet-mounted displays for the U.S. Army. This effort includes strategic elements consistent with the development of the IPM and personal color eyewear application;

-- Announced a strategic relationship with Fraunhofer Institute of Photonic Microsystems that augments Microvision's world-leading expertise in the design and production of small MEMS scanning mirrors, a key component of Microvision's IPM platform strategy;

-- Made significant progress in building supply chain infrastructure to accelerate the commercialization of the IPM:

    -- Funded a green laser development partner to accelerate its solid-state green laser development while aligning our development roadmap with two other green laser development and supply chain partners; and

    -- Entered into joint development agreements with both a large
       Asian consumer electronics manufacturer and a global optical manufacturing partner to develop high-volume designs for manufacturing of Microvision's proprietary IPM.

-- Improved the design and streamlined the supply chain through a Lean initiative to improve performance, quality and capacity of Flic, resulting in the following second half of 2006 improvements:

    -- Reduced field returns by 85% from earlier periods;

    -- Increased capacity by 300% from earlier periods; and

    -- Released new connectivity software that we expect will grow the mobility segment.

-- To improve IPM focus in Redmond and reduce the bar code segment operating costs, signed agreement with Network Systems & Technologies (P) Ltd (NeST) in Trivandrum, India to establish an offshore development center for the engineering design, development and support of the Company's laser barcode scanner product. NeST has a strong history of delivering quality products to companies like GE, Hitachi, Toshiba and Mitsubishi.

-- Raised over $35 million including the largest financing transaction in the Company's history. The Company will also retire the last of its debt this week by making the final payment on its outstanding notes.


    Financial Results

    For the three months ended December 31, 2006, the Company reported revenue of $1.8 million compared to $2.7 million for the same period in 2005, and $7.0 million for the full year ended December 31, 2006 compared to $14.7 million for 2005. The Company ended the year with a backlog of $7.1 million compared to $3.4 million at December 31, 2005.

    Revenue for the year was lower than previous guidance of $8 to $9 million primarily due to management's decision to temporarily reallocate critical engineering resources from several revenue generating programs in order to accelerate PicoP development and achieve the Company's key objective of successfully demonstrating to global OEMs an ultra-thin, miniature full-color projection display small enough to be embedded in portable hand-held devices at the Consumer Electronics Show in early January 2007. A second factor was lower than expected Flic revenue for the quarter due to longer qualifying cycles in the mobility segment. Revenue in 2006 included the recognition of $806,000 from a contract with Ethicon compared to $4.9 million in 2005. In 2005, the Company recognized $1.2 million from sales of the Nomad system to the U.S. government and no revenue in 2006 as a result of the Company's discontinuation of the Nomad product.

    The Company reported an operating loss for the fourth quarter of $7.9 million compared to $9.0 million in the same period in 2005. The Company reported an operating loss for the year ended December 31, 2006 of $29.0 million compared to $27.3 million in 2005. The operating loss for the fourth quarter and full year of 2006 includes severance cost of $114,000 and $842,000, respectively, and share based compensation costs associated with the adoption of FAS 123(R) of $371,000 and $1.8 million, respectively. Neither cost was included in 2005 results.

    The Company reported a net loss available for common shareholders of $8.7 million for the three months ended December 31, 2006 compared to $5.6 million for the same period in 2005 and $27.3 million for 2006 compared to $30.3 million in 2005. The net loss per share was $(0.21) for the three months ended December 31, 2006 compared to $(0.23) for the same period in 2005 and $(0.81) for 2006, compared to $(1.35) for 2005. The net loss available for common shareholders in 2006 includes a one-time $3.1 million charge associated with the conversion of the Company's preferred stock in May 2006.

    The Company ended the year with $14.6 million in cash, cash equivalents and investment securities. The Company continues to own 1,750,000 shares of Lumera common stock with a market value of approximately $7.5 million as of February 28, 2007. The shares are pledged as collateral for the Company's notes that are scheduled to be retired this month.

    "Consistent with our strategic and operating plan, we were able to reduce the year-over-year operating loss (adjusted for severance and FAS 123(R) expenses) through restructuring of the business and very rigorous cost controls, despite 2006 revenue being half of the amount of 2005. In addition, we made several important mid-year strategic cash investments in external green laser and MEMS developments that we expect will better position Microvision for growth in 2007," continued Tokman. "We've also made great strides in building the revenue backlog in the second half of 2006 and, as a result, we entered 2007 with a backlog 210% of the previous year end.

    2007 Focus Areas

    "In 2007 we expect to continue the focus on our primary goal of accelerating the path to market for high volume consumer and automotive products while reducing operating costs and continuing to execute a detailed operating plan that provides focus and accountability for everyone within the organization," Tokman continued.

    "During 2007 our primary goals include:

    1) Developing new business growth opportunities with global consumer OEMs, Tier 1 suppliers and the U.S. government;

    2) Continuing the rapid advancement of the integrated photonics module platform and roadmap;

    3) Delivering on customer commitments on key existing commercial contract and government programs; and

    4) Completing transformation of the bar code business segment.

    "We believe that the 2006 turnaround results have significantly improved the Company's credibility with existing customers, prospective partners and the investment community. Now we are primed for growth in 2007 and we are ready to take the next step toward achieving our vision of becoming an indispensable source for illuminating information," concluded Tokman.

    Conference Call

    Microvision will host a conference call to discuss its fourth quarter and full year 2006 financial results at 4:30 p.m. ET on March 13, 2007. Participants may join the conference call by dialing (800) 259-0251 (for U.S. participants) or (617) 614-3671 (for International participants) ten minutes prior to the start of the conference. The conference pass-code number is 34669293. Additionally, the call will be broadcast over the Internet and can be accessed from the Company's web site at www.microvision.com. The web cast and information needed to access the telephone replay will be available through the same link following the conference call.

    About Microvision: www.microvision.com

    Headquartered in Redmond, Wash., Microvision Inc. is the world leader in the development of high-resolution displays and imaging systems based on the Company's proprietary silicon micro-mirror technology. The Company's technology has applications in a broad range of military, medical, industrial, professional and consumer products.

    Forward-Looking Statements Disclaimer

    Certain statements contained in this release, including those relating to expected results, projections of future operations, plans for product development and commercialization, future commercial arrangements, growth in demand, future product applications and benefits, as well as statements containing words like "goals," "believes," "expects," "anticipates," and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the Company's forward-looking statements include the following: our ability to raise additional capital when needed; risks related to Lumera's business and the market for its equity, market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.




                          Microvision, Inc.

                      Consolidated Balance Sheet
                            (In thousands)
                             (Unaudited)
                                                    December  December
                                                       31,       31,
                                                     2006      2005
                                                   --------- ---------

Assets
Current Assets
   Cash and cash equivalents                        $14,552    $6,860
   Accounts receivable, net of allowances             1,166     1,380
   Costs and estimated earnings in excess of
    billings on uncompleted contracts                   565     1,204
   Inventory                                          1,043       759
   Current restricted investments                         -     1,856
   Current restricted investment in Lumera           10,693         -
   Other current assets                               1,986     1,512
                                                   --------- ---------
      Total current assets                           30,005    13,571

Investment in Lumera                                      -     3,582
Property and equipment, net                           4,011     2,902
Restricted investments                                1,268     1,000
Restricted investment in Lumera                           -     2,184
Other assets                                             41       124
                                                   --------- ---------
     Total assets                                   $35,325   $23,363
                                                   ========= =========


Liabilities, Mandatorily Redeemable Convertible
 Preferred Stock and Shareholders' Equity
 (Deficit)
Current Liabilities
   Accounts payable                                  $1,785    $2,328
   Accrued liabilities                                3,698     4,513
   Billings in excess of costs and estimated
    earnings on uncompleted contracts                   200        51
   Liability associated with common stock warrants    2,572     3,452
   Liability associated with embedded derivative
    feature                                              68         -
   Current portion of notes payable                   2,418     7,896
   Current portion of capital lease obligations          45        32
   Current portion of long-term debt                     59        22
                                                   --------- ---------
        Total current liabilities                    10,845    18,294

Notes payable, net of current portion                     -     1,447
Liability associated with embedded derivative
 feature                                                  -     1,368
Capital lease obligations, net of current portion       132       105
Long-term debt, net of current portion                  457         -
Deferred rent, net of current portion                 2,027     1,492
                                                   --------- ---------
        Total liabilities                            13,461    22,706
                                                   --------- ---------

Commitments and contingencies                             -         -

Mandatorily redeemable convertible preferred stock        -     4,166
                                                   --------- ---------

Shareholders' Equity (Deficit)
    Common stock at par value                            43        25
    Additional paid-in capital                      253,086   212,993
    Deferred compensation                                 -       (85)
    Receivables from related parties, net              (250)     (792)
    Accumulated other comprehensive income            8,619         -
    Accumulated deficit                            (239,634) (215,650)
                                                   --------- ---------
      Total shareholders' equity (deficit)           21,864    (3,509)
                                                   --------- ---------
      Total liabilities, mandatorily redeemable
       convertible preferred stock and
       shareholders' equity (deficit)               $35,325   $23,363
                                                   ========= =========





                          Microvision, Inc.

                 Consolidated Statement of Operations
            (In thousands, except earnings per share data)
                             (Unaudited)





                                   Three months
                                       ended         Twelve months
                                   December 31,    ended December 31,
                                 -------------------------------------
                                  2006     2005      2006      2005
                                 -------- -------- --------- ---------


Contract revenue                  $1,618   $2,142    $5,275   $11,386
Product revenue                      224      567     1,768     3,360
                                 -------- -------- --------- ---------
   Total revenue                   1,842    2,709     7,043    14,746
                                 -------- -------- --------- ---------

Cost of contract revenue             905    1,313     3,398     6,456
Cost of product revenue            1,118    3,152     4,768     8,636
                                 -------- -------- --------- ---------
   Total cost of revenue           2,023    4,465     8,166    15,092
                                 -------- -------- --------- ---------

   Gross margin                     (181)  (1,756)   (1,123)     (346)
                                 -------- -------- --------- ---------


Research and development expense   3,399      703    10,715     6,587
Sales, marketing, general and
 administrative expense            4,296    6,522    17,362    20,352
Gain on disposal of fixed assets       -        -      (198)        -
                                 -------- -------- --------- ---------
        Total operating expenses   7,695    7,225    27,879    26,939
                                 -------- -------- --------- ---------

Loss from operations              (7,876)  (8,981)  (29,002)  (27,285)

Interest income                      235       77       719       263
Interest expense                    (949)  (1,186)   (5,753)   (3,253)
(Loss) gain on derivative
 instruments, net                 (1,552)   4,306     1,627     5,975
Loss on debt extinguishment            -        -         -    (3,313)
Other expense                         (7)     (11)      (23)      (28)
                                 -------- -------- --------- ---------

Net loss before minority
 interests and other Lumera
 transactions                    (10,149)  (5,795)  (32,432)  (27,641)

Equity in losses of Lumera             -     (754)     (290)   (3,242)
Gain on sale of investment in
 Lumera                            1,468    1,130     8,738     2,700
                                 -------- -------- --------- ---------

Net loss                          (8,681)  (5,419)  (23,984)  (28,183)

Stated dividend on mandatorily
 redeemable convertible
 preferred stock                       -      (44)      (59)     (280)
Accretion to par value of
 preferred stock                       -     (103)     (138)     (637)
Inducement for conversion of
 preferred stock                       -        -    (3,076)   (1,184)
                                 -------- -------- --------- ---------

Net loss available for common
 shareholders                    $(8,681) $(5,566) $(27,257) $(30,284)
                                 ======== ======== ========= =========

Net loss per share - basic and
 diluted                          $(0.21)  $(0.23)   $(0.81)   $(1.35)
                                 ======== ======== ========= =========

Weighted-average shares
 outstanding - basic and diluted  41,214   24,347    33,572    22,498
                                 ======== ======== ========= =========




    CONTACT: Microvision, Inc.
             Jeff Wilson (investors), 425-882-6625
             Matt Nichols (media), 425-882-6657